FL Master Fund L.P.
(Master in Liquidation)

Termination Report
October 31, 2012
(Termination of Operations)

Pursuant to Commodity Futures Trading Commission Rule 4.7, Ceres Managed

Futures LLC has claimed an exemption with respect to FL Master Fund L.P.

from certain reporting requirements.

CERES MANAGED FUTURES LLC

To the Limited Partners of
FL Master Fund L.P.

To the best of the knowledge and belief of the undersigned, the information contained herein is accurate and complete.

/s/ Walter Davis
By:	Walter Davis
President and Director
Ceres Managed Futures LLC
General Partner,
FL Master Fund L.P.

Ceres Managed Futures LLC
522 Fifth Avenue
14th Floor
New York, NY 10036
(855) 672-4468

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Partners of
FL Master Fund L.P.:

We have audited the accompanying statement of financial condition (liquidation basis), including the condensed schedule of investments (liquidation basis), of FL Master Fund L.P. (the “Partnership”), as of October 31, 2012 (termination of operations) and the related statements of income and expenses (liquidation basis) and changes in partners’ capital (liquidation basis) for the period from January 1, 2012 to October 31, 2012 (termination of operations). In addition, we have audited the accompanying statement of financial condition, including the condensed schedule of investments, of the Partnership as of December 31, 2011, and the related statements of income and expenses and changes in partners’ capital for the period from May 1, 2011 (commencement of trading operations) to December 31, 2011. These financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Partnership is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 1 to the financial statements, the Partnership terminated operations on October 31, 2012. As a result, the Partnership changed its basis of accounting from the going concern basis to the liquidation basis.

In our opinion, such financial statements present fairly, in all material respects, (1) the financial position (liquidation basis) of FL Master Fund L.P. as of October 31, 2012, (2) the results of its operations (liquidation basis) and changes in partners’ capital (liquidation basis) for the period from January 1, 2012 to October 31, 2012 (termination of operations), (3) its financial position as of December 31, 2011, and (4) the results of its operations and changes in partners’ capital for the period from May 1, 2011 (commencement of trading operations) to December 31, 2011, in conformity with accounting principles generally accepted in the United States of America applied on the bases described in the preceding paragraph.

/s/ Deloitte & Touche LLP

New York, New York

January 28, 2013

FL Master Fund L.P.
Statements of Financial Condition
October 31, 2012 (termination of operations) (liquidation basis) and December 31, 2011

	October 31, 2012*	December 31, 2011
Assets:
Equity in trading account:
Cash (Note 3c)	$23,310,967	$21,983,488
Cash margin (Note 3c)	4,258,408	6,895,611
Net unrealized appreciation on open futures contracts	—	49,030

Total trading equity	27,569,375	28,928,129
Expense reimbursement	24,730	—

Total assets	$27,594,105	$28,928,129

Liabilities and Partners’ Capital:
Liabilities:
Net unrealized depreciation on open forward contracts	$ 4,258,408	$6,211,131
Accrued expenses:
Professional fees	70,722	56,408

Total liabilities	4,329,130	6,267,539

Partners’ Capital:
General Partner	—	—
Limited Partners	23,264,975	22,660,590

Total liabilities and partners’ capital	$27,594,105	$28,928,129

*	Presented on a liquidation basis of accounting.

See accompanying notes to financial statements.

FL Master Fund L.P.
Condensed Schedule of Investments (liquidation basis)
October 31, 2012 (termination of operations)

	Number of Contracts	Fair Value	% of Partners’ Capital
Unrealized Appreciation on Open Forward Contracts
Metals
LME ALUM US Dec 12 - Jan 13	210	$ 995,724	4.28%
LME COPPER US Dec 12 - Dec 13	691	5,931,949	25.50
LME ZINC US Dec 12 - Dec 13	1,421	5,036,981	21.65

Total unrealized appreciation on open forward contracts		11,964,654	51.43

Unrealized Depreciation on Open Forward Contracts
Metals
LME ALUM US Dec 12 - Jan 13	210	(980,630)	(4.21)
LME COPPER US Dec 12 - Dec 13	489	(8,214,125)	(35.31)
LME ZINC US Dec 12 - Dec 13	1,421	(7,028,307)	(30.21)

Total unrealized depreciation on open forward contracts		(16,223,062)	(69.73)

Net fair value		$(4,258,408)	(18.30)%

See accompanying notes to financial statements.

FL Master Fund L.P.
Condensed Schedule of Investments
December 31, 2011

	Number of Contracts	Fair Value	% of Partners’ Capital
Futures Contracts Purchased
Energy	58	$ 34,270	0.15%

Total futures contracts purchased		34,270	0.15

Futures Contracts Sold
Energy	41	14,760	0.07

Total futures contracts sold		14,760	0.07

Unrealized Appreciation on Open Forward Contracts
Metals
LME Copper US Jan 12 - Dec 12	97	2,285,744	10.09
LME Zinc US Jan 12 - Dec 12	594	2,630,744	11.61

Total unrealized appreciation on open forward contracts		4,916,488	21.70

Unrealized Depreciation on Open Forward Contracts
Metals
LME Copper US Jan 12 - Dec 12	311	(6,145,838)	(27.12)
LME Zinc US Jan 12 - Dec 12	594	(4,981,781)	(21.99)

Total unrealized depreciation on open forward contracts		(11,127,619)	(49.11)

Net fair value		$(6,162,101)	(27.19)%

See accompanying notes to financial statements.

FL Master Fund L.P.
Statements of Income and Expenses
for the period from January 1, 2012 to October 31, 2012 (termination of operations)
(liquidation basis), for the period May 1, 2011
(commencement of trading operations) to December 31, 2011

	2012*	2011
Investment Income:
Interest income	$ 14,671	$ 1,794

Expenses:
Clearing fees	642,836	105,928
Professional fees	74,500	62,293

Total expenses	717,336	168,221
Expense reimbursements	(192,546)	—

Net expenses	524,790	168,221

Net investment income (loss)	(510,119)	(166,427)

Trading Results:
Net gains (losses) on trading of commodity interests:
Net realized gains (losses) on closed contracts	(7,570,538)	5,321,309
Net unrealized gains (losses) on open contracts	1,903,693	(6,162,101)

Total trading results	(5,666,845)	(840,792)

Net income (loss)	$(6,176,964)	$(1,007,219)

*	Presented on a liquidation basis of accounting.

See accompanying notes to financial statements.

FL Master Fund L.P.
Statements of Changes in Partners’ Capital
for the period from January 1, 2012 to October 31, 2012 (termination of operations)
(liquidation basis), for the period May 1, 2011
(commencement of trading operations) to December 31, 2011

Partners’ Capital
Initial capital contributions from Limited Partners at May 1, 2011	$27,736,865
Net income (loss)	(1,007,219)
Subscriptions	4,107,477
Redemptions	(8,174,739)
Distribution of interest income to feeder funds	(1,794)

Partners’ capital at December 31, 2011	22,660,590
Net income (loss)	(6,176,964)
Subscriptions	9,970,044
Redemptions	(3,174,024)
Distribution of interest income to feeder funds	(14,671)

Partners’ capital at October 31, 2012*	$23,264,975

*	Presented on a liquidation basis of accounting.

See accompanying notes to financial statements.

FL Master Fund L.P.
Notes to Financial Statements (Liquidation Basis)
October 31, 2012

1.	Partnership Organization:

FL Master Fund L.P. (the “Master”) was a limited partnership organized under the partnership laws of the State of Delaware to engage in the speculative trading of a diversified portfolio of commodity interests, including futures contracts, options, swaps and forward contracts. The sectors traded included grains, livestock, softs, energy and metals. The commodity interests that were traded by the Master were volatile and involved a high degree of market risk. The Master terminated operations on October 31, 2012. As a result, the Master changed the basis of accounting from the going concern basis to a liquidation basis. Liquidation basis accounting requires the Master to record assets and liabilities at values to be received in liquidation.

Ceres Managed Futures LLC, a Delaware limited liability company, acted as the general partner (the “General Partner”) and commodity pool operator of the Master. The General Partner is wholly owned by Morgan Stanley Smith Barney Holdings LLC (“MSSB Holdings”). Morgan Stanley, indirectly through various subsidiaries, owns a majority equity interest in MSSB Holdings. Citigroup Inc. (“Citigroup”) indirectly owns a minority equity interest in MSSB Holdings. Citigroup also indirectly owns Citigroup Global Markets Inc. (“CGM”), the commodity broker for the Master.

On May 1, 2011 (commencement of trading operations), Commodity Advisors Fund L.P. (“Commodity Advisors”) and Emerging CTA Portfolio L.P. (“Emerging CTA”) each allocated a portion of their capital to the Master. Commodity Advisors allocated a portion of its capital with cash equal to $4,171,892 and Emerging CTA allocated a portion of its capital with cash equal to $23,564,973. On January 1, 2012, Morgan Stanley Smith Barney Spectrum Currency and Commodity L.P. (“Spectrum Currency”) allocated a portion of its capital to the Master with cash equal to $8,703,576. The Master was formed to permit commodity pools managed now or in the future by Flintlock Capital Asset Management, LLC, (the “Advisor”) using the 2x Flintlock Commodity Opportunities Partners, LP, a proprietary and systematic trading system, to invest together in one trading vehicle.

Prior to its termination on October 31, 2012, the Master operated under a structure where its investors consisted of Commodity Advisors, Emerging CTA and Spectrum Currency (each a “Feeder,” collectively the “Funds”). Commodity Advisors, Emerging CTA and Spectrum Currency owned approximately 8.8%, 64.0% and 27.2% investments in the Master at October 31, 2012, respectively. Commodity Advisors and Emerging CTA owned approximately 14.3% and 85.7% investments in the Master at December 31, 2011, respectively.

2.	Accounting Policies:

a.
Use of Estimates.    The preparation of financial statements and accompanying notes in conformity with accounting principles generally accepted in the United States of America (“GAAP”) or the liquidation basis, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, income and expenses, and related disclosures of contingent assets and liabilities in the financial statements and accompanying notes. As a result, actual results could differ from these estimates.

The liquidation basis of accounting requires the Master to record assets and liabilities at values expected to be received in liquidation. The change in basis of accounting from the going-concern basis to the liquidation basis did not have a material effect on the Master’s carrying value of assets and liabilities or its results of operations. All carrying values, whether market or fair values, are expected to be realized by management during liquidation. Also, the liquidation basis of accounting requires the financial statements to include a statement of net assets available to shareholders or changes in net assets available. The Statements of Changes in Partners’ Capital (included herein) presents the same information and thus the financial statements include a statement of net assets available to shareholders for the period January 1, 2012 to October 31, 2012.

b.	Statement of Cash Flows. The Master is not required to provide a Statement of Cash Flows.

c.
Master’s Investments.    All commodity interests of the Master (including derivative financial instruments and derivative commodity instruments) were held for trading purposes. The commodity interests were recorded on trade date and open contracts were recorded at fair value (as described below) at the measurement date. Investments in commodity interests denominated in foreign currencies were translated into U.S. dollars at the exchange rates prevailing at the measurement date. Gains or losses were realized when contracts were liquidated. Net unrealized gains or losses on open contracts were included as a component of equity in trading account on the Statement of Income and Expenses.

Master’s Fair Value Measurements.    Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date under current market conditions. The fair value hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to fair values derived from unobservable inputs (Level 3). The level in the fair value hierarchy, within which the fair value measurement in its entirety falls, should have been determined based on the lowest level input that is significant to the fair value measurement in its entirety. GAAP also requires the use of judgment in determining if a formerly active market has become inactive and in determining fair values when the market has become inactive. Management has concluded that based on available information in the marketplace the Master’s Level 1 assets and liabilities were actively traded.

The Master has separately presented purchases, sales, issuances, and settlements in its reconciliation of Level 3 fair value measurements (i.e., to present such items on a gross basis rather than on a net basis), and make disclosures regarding the level of disaggregation and the inputs and valuation techniques used to measure fair value for measurements that fall within either Level 2 or Level 3 of the fair value hierarchy as required under GAAP.

Effective January 1, 2012, the Master adopted Accounting Standards Update (“ASU”) 2011-04, “Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in GAAP and International Financial Reporting Standards” (“IFRS”). The amendments within this ASU changed the wording used to describe many of the requirements in GAAP for measuring fair value and for disclosing information about fair value measurements to eliminate unnecessary wording differences between GAAP and IFRS. However, some of the amendments clarified the Financial Accounting Standards Board’s (the “FASB”) intent about the application of existing fair value measurement requirements and other amendments changed a particular principle or requirement for measuring fair value or for disclosing information about fair value measurements. This new guidance did not have a significant impact on the Master’s financial statements.

The Master considers prices for exchange-traded commodity futures, forwards and options contracts to be based on unadjusted quoted prices in active markets for identical assets and liabilities (Level 1). The values of non exchange-traded forwards, swaps and certain options contracts for which market quotations are not readily available, are priced by broker-dealers that derive fair values for those assets and liabilities from observable inputs (Level 2). As of October 31, 2012, and for the period January 1, 2012 to October 31, 2012 and the period ended December 31, 2011, the Master did not hold any derivative instruments for which market quotations were not readily available and which were priced by broker-dealers that derive fair values for those assets from observable inputs (Level 2) or that were priced at fair value using unobservable inputs through the application of management’s assumptions and internal valuation pricing models (Level 3). During the ten months ended October 31, 2012, there were no transfers of assets or liabilities between Level 1 and Level 2.

	October 31, 2012*	Quoted Prices in Active Markets for Identical Assets and Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets
Forwards	$11,964,654	$ 11,964,654	$ —	$ —

Total assets	11,964,654	11,964,654	—	—

Liabilities
Forwards	$16,223,062	$ 16,223,062	$ —	$ —

Total liabilities	16,223,062	16,223,062	—	—

Net fair value	$(4,258,408)	$ (4,258,408)	$ —	$ —

*	Presented on a liquidation basis of accounting.

	December 31, 2011	Quoted Prices in Active Markets for Identical Assets and Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets
Futures	$ 49,200	$ 49,200	$ —	$ —
Forwards	4,916,488	4,916,488	—	—

Total assets	$4,965,688	$ 4,965,688	$ —	$ —

Liabilities
Futures	$ 170	$ 170	$ —	$ —
Forwards	11,127,619	11,127,619	—	—

Total liabilities	11,127,789	11,127,789	—	—

Net fair value	$(6,162,101)	$ (6,162,101)	$ —	$ —

d.
Futures Contracts.    The Master traded futures contracts. A futures contract is a firm commitment to buy or sell a specified quantity of investments, currency or a standardized amount of a deliverable grade commodity, at a specified price on a specified future date, unless the contract is closed before the delivery date or if the delivery quantity is something where physical delivery cannot occur (such as the S&P 500 Index), whereby such contract is settled in cash. Payments (“variation margin”) were made or received by the Master each business day, depending on the daily fluctuations in the value of the underlying contracts, and were recorded as unrealized gains or losses by the Master. When the contract was closed, the Master recorded a realized gain or loss equal to the difference between the value of the contract at the time it was opened and the value at the time it was closed. Transactions in futures contracts require participants to make both initial margin deposits of cash or other assets and variation margin deposits, through the futures broker, directly with the exchange on which the contracts are traded. Net realized gains (losses) and changes in net unrealized gains (losses) on futures contracts are included in the Statement of Income and Expenses.

e.
London Metals Exchange Forward Contracts.    Metal contracts traded on the London Metals Exchange (“LME”) represent a firm commitment to buy or sell a specified quantity of aluminum, copper, lead, nickel, tin or zinc. LME contracts traded by the Master are cash settled based on prompt dates published by the LME. Payments (“variation margin”) were permitted to be made or received by the Master each business day, depending on the daily fluctuations in the value of the underlying contracts, and were recorded as unrealized gains or losses by the Master. A contract was considered offset when all long positions had been matched with a like number of short positions settling on the same prompt date. When the contract was closed at the prompt date, the Master recorded a realized gain or loss equal to the difference between the value of the contract at the time it was opened and the value at the time it was closed. Transactions in LME contracts require participants to make both initial margin deposits of cash or other assets and variation margin deposits, through the broker, directly with the LME. Net realized gains (losses) and changes in net unrealized gains (losses) on metal contracts are included in the Statement of Income and Expenses.

f.
Options.     The Master was permitted to purchase and write (sell) both exchange listed and over-the-counter (“OTC”) options on commodities or financial instruments. An option is a contract allowing, but not requiring, its holder to buy (call) or sell (put) a specific or standard commodity or financial instrument at a specified price during a specified time period. The option premium is the total price paid or received for the option contract. When the Master wrote an option, the premium received was recorded as a liability in the Statement of Financial Condition and marked to market daily. When the Master purchased an option, the premium paid was recorded as an asset in the Statement of Financial Condition and marked to market daily. Net realized gains (losses) and changes in net unrealized gains (losses) on options contracts were included in the Statement of Income and Expenses.

g.
Income and Expenses Recognition.    All of the income and expenses and realized and unrealized gains and losses on trading of commodity interests were determined on each valuation day and allocated pro rata among the Funds at the time of such determination.

h.	Income Taxes. Income taxes have not been provided as each partner is individually liable for the taxes, if any, on its share of the Master’s income and expenses.

GAAP provides guidance for how uncertain tax positions should be recognized, measured, presented and disclosed in the financial statements and requires the evaluation of tax positions taken in the course of preparing the Master’s financial statements to determine whether the tax positions are “more-likely-than-not” to be sustained by the applicable tax authority. Tax positions with respect to tax at the Master level not deemed to meet the “more-likely-than-not” threshold would be recorded as a tax benefit or expense in this termination period. The General Partner has concluded that no provision for income tax is required in the Master’s financial statements.

The Master files U.S. federal and various state and local tax returns. No income tax returns are currently under examination. The 2011 through 2012 tax years remain subject to examination by U.S. federal and most state tax authorities. The General Partner does not believe that there are any uncertain tax positions that require recognition of a tax liability.

i.
Subsequent Events.    The General Partner of the Master evaluates events that occur after the balance sheet date but before financial statements are filed. The General Partner has assessed the subsequent events through the date of filing and determined that other than that described in Note 8 to the financial statements, no events have occurred that require adjustments to or disclosure in the financial statements.

j.
Recent Accounting Pronouncements.    In October 2011, the FASB issued a proposed ASU intended to improve and converge financial reporting by setting forth consistent criteria for determining whether an entity is an investment company. Under longstanding GAAP, investment companies carry all of their investments at fair value, even if they hold a controlling interest in another company. The primary changes being proposed by the FASB relate to which entities would be considered investment companies as well as certain disclosure and presentation requirements. In addition to the changes to the criteria for determining whether an entity is an investment company, the FASB also proposes that an investment company consolidate another investment company if it holds a controlling financial interest in the entity. In August 2012, the FASB updated the proposed ASU to state that entities regulated under the Investment Company Act of 1940 should qualify to be investment companies within the proposed investment company guidance. This new guidance did not have a significant impact on the Master’s financial statements.

In December 2011, the FASB issued ASU 2011-11, “Disclosures about Offsetting Assets and Liabilities,” which created a new disclosure requirement about the nature of an entity’s rights of setoff and the related arrangements associated with its financial instruments and derivative instruments. Entities are required to disclose both gross information and net information about both instruments and transactions eligible for offset in the statement of financial position and instruments and transactions subject to an agreement similar to a master netting arrangement. The objective of this disclosure is to facilitate comparison between those entities that prepare their financial statements on the basis of GAAP and those entities that prepare their financial statements on the basis of IFRS. The disclosure requirements are effective for annual reporting periods beginning on or after January 1, 2013, and interim periods within those annual periods. The Master should also provide the disclosures retrospectively for all comparative periods presented. This new guidance did not impact the Master’s financial statements at October 31, 2012.

3.	Agreements:

a.	Limited Partnership Agreement:

The General Partner administered the business and affairs of the Master, including selecting one or more advisors to make trading decisions for the Master.

b.	Management Agreement:

The General Partner, on behalf of the Master, entered into a management agreement (the “Management Agreement”) with the Advisor, a registered commodity trading advisor. The Advisor was not affiliated with the General Partner or CGM and was not responsible for the organization or operation of the Master. The Management Agreement provided that the Advisor had sole discretion in determining the investment of the assets of the Master. All management fees in connection with the Management Agreement were borne by the Funds. The Management Agreement was in effect until October 31, 2012, when the Master terminated operations.

c.	Customer Agreement:

The Master entered into a customer agreement (the “Customer Agreement”) with CGM whereby CGM provided services which included, among other things, the execution of transactions for the Master’s account in accordance with orders placed by the Advisor. All exchange, clearing, user, give-up, floor brokerage and National Futures Association fees (collectively the “clearing fees”) were borne by the Master. All other fees, including CGM’s direct brokerage fees, were borne by the Funds. All of the Master’s assets were deposited in the Master’s account at CGM. The Master’s cash was deposited by CGM in segregated bank accounts to the extent required by Commodity Futures Trading Commission regulations. At October 31, 2012 and December 31, 2011, the amount of cash held by the Master for margin requirements was $4,258,408 and $6,895,611, respectively.

4.	Trading Activities:

The Master was formed for the purpose of trading contracts in a variety of commodity interests, including derivative financial instruments and derivative commodity interests. The results of the Master’s trading activities are shown in the Statement of Income and Expenses.

The Customer Agreement between the Master and CGM gave the Master the legal right to net unrealized gains and losses on open futures and forwards contracts. The Master nets, for financial reporting purposes, the unrealized gains and losses on open futures and open forward contracts on the Statement of Financial Condition as the criteria under Accounting Standards Codification (“ASC”) 210-20, Balance Sheet, have been met.

All of the commodity interests owned by the Master were held for trading purposes. The monthly average number of futures contracts traded during the period from January 1, 2012 to October 31, 2012 and during the period ended December 31, 2011, were 5,576 and 2,270, respectively. The monthly average number of metals forward contracts traded during the period from January 1, 2012 to October 31, 2012 and during the period ended December 31, 2011, were 4,161 and 2,114, respectively. The monthly average number of options contracts traded during the period from January 1, 2012 to October 31, 2012 and during the period ended December 31, 2011, were 787 and 673, respectively.

The following table indicates the gross fair values of derivative instruments of futures and forward contracts as separate assets and liabilities as of October 31, 2012 and December 31, 2011.

Assets	October 31, 2012
Forward Contracts
Metals	$11,964,654

Total unrealized appreciation on open forward contracts	$11,964,654

Liabilities
Forward Contracts
Metals	$(16,223,062)

Total unrealized depreciation on open forward contracts	$(16,223,062)

Net unrealized depreciation on open forward contracts	$(4,258,408)*

*	This amount is in “Net unrealized depreciation on open forward contracts” on the Statements of Financial Condition.

Assets	December 31, 2011
Futures Contracts
Energy	$ 49,200

Total unrealized appreciation on open futures contracts	$ 49,200

Liabilities
Futures Contracts
Energy	$ (170)

Total unrealized depreciation on open futures contracts	$ (170)

Net unrealized appreciation on open futures contracts	$ 49,030**

**	This amount is in “Net unrealized appreciation on open futures contracts” on the Statement of Financial Condition.

Assets	December 31, 2011
Forward Contracts
Metals	$ 4,916,488

Total unrealized appreciation on open forward contracts	$ 4,916,488

Liabilities
Forward Contracts
Metals	$ (11,127,619)

Total unrealized depreciation on open forward contracts	$ (11,127,619)

Net unrealized depreciation on open forward contracts	$ (6,211,131)***

***	This amount is in “Net unrealized depreciation on open forward contracts” on the Statement of Financial Condition.

The following table indicates the trading gains and losses, by market sector, on derivative instruments for the period from January 1, 2012 to October 31, 2012 and for the period ended December 31, 2011.

Sector	2012	2011
Energy	$ 930,464	$ (868,225)
Grains	(2,532,365)	(279,951)
Livestock	(718,990)	(354,830)
Metals	(2,493,230)	1,289,021
Softs	(852,724)	(626,807)

Total	$ (5,666,845)****	$ (840,792)****

****	This amount is in “Total trading results” on the Statement of Income and Expenses.

5.	Subscriptions, Distributions and Redemptions:

Subscriptions were accepted monthly from investors and they become limited partners on the first day of the month after their subscription was processed. A limited partner may redeem all or part of their capital contribution and undistributed profits, if any, from the Master as of the end of any day. Such withdrawals are classified as a liability when the limited partner elects to redeem and informs the Master.

6.	Financial Highlights:

Ratios to average net assets for the period from January 1, 2012 to October 31, 2012 and for the period from May 1, 2011 (commencement of trading operations) to December 31, 2011 were as follows:

	2012	2011

Net investment income (loss)****	(2.2)%*****	(1.0)%*****

Operating expenses******	2.3%*****	1.0%*****

Total return	(22.6)%	(9.0)%

****	Interest income less total expenses.

*****	Annualized.

******	Such percentage if expense reimbursement were not included would be 3.1%.

The above ratios may vary for individual investors based on the timing of capital transactions during the period. Additionally, these ratios were calculated for the limited partner class using the limited partners’ share of income, expenses and average net assets.

7.	Financial Instrument Risks:

In the normal course of business, the Master was party to financial instruments with off-balance sheet risk, including derivative financial instruments and derivative commodity instruments. These financial instruments included forwards, futures, options and swaps whose values were based upon an underlying asset, index, or reference rate, and generally represent future commitments to exchange currencies or cash balances, to purchase or sell other financial instruments at specific terms at specified future dates, or, in the case of derivative commodity instruments, to have a reasonable possibility to be settled in cash, through physical delivery or with another financial instrument. These instruments may be traded on an exchange or OTC. Exchange-traded instruments are standardized and include futures and certain forwards and option contracts. OTC contracts are negotiated between contracting parties and include certain forwards, swaps and option contracts. Specific market movements of commodities or future contracts underlying an option cannot be accurately predicted. Each of these instruments is subject to various risks similar to those related to the underlying financial instruments including market and credit risk. In general, the risks associated with OTC contracts are greater than those associated with exchange-traded instruments because of the greater risk of default by the counterparty to an OTC contract.

Market risk is the potential for changes in the value of the financial instruments traded by the Master due to market changes, including interest and foreign exchange rate movements and fluctuations in commodity or security prices. Market risk is directly impacted by the volatility and liquidity in the markets in which the related underlying assets are traded. The Master was exposed to a market risk equal to the value of futures and forward contracts purchased and unlimited liability on such contracts sold short.

Credit risk is the possibility that a loss may occur due to the failure of a counterparty to perform according to the terms of a contract. The Master’s risk of loss in the event of counterparty default was typically limited to the amounts recognized in the Statement of Financial Condition and not represented by the contract or notional amounts of the instruments. The Master’s risk of loss was reduced through the use of legally enforceable master netting agreements with counterparties that permit the Master to offset unrealized gains and losses and other assets and liabilities with such counterparties upon the occurrence of certain events. The Master had credit risk and concentration risk, as CGM or a CGM affiliate was the sole counterparty or broker with respect to the Master’s assets. Credit risk with respect to exchange-traded instruments was reduced to the extent, that through CGM, the Master’s counterparty was an exchange or clearing organization.

As both a buyer and seller of options, the Master paid or received a premium at the outset and then bore the risk of unfavorable changes in the price of the contract underlying the option. Written options expose the Master to potentially unlimited liability; for purchased options the risk of loss is limited to the premiums paid. Certain written put options permit cash settlement and do not require the option holder to own the reference asset. The Master did not consider these contracts to be guarantees.

The General Partner monitored and attempted to control the Master’s risk exposure on a daily basis through financial, credit and risk management monitoring systems and, accordingly, believed that it had effective procedures for evaluating and limiting the credit and market risks to which the Master may be subject. These monitoring systems generally allowed the General Partner to analyze statistically actual trading results with risk-adjusted performance indicators and correlation statistics. In addition, online monitoring systems provided account analysis of futures, forwards and options positions by sector, margin requirements, gain and loss transactions and collateral positions.

The majority of these instruments matured within one year of the inception date. However, due to the nature of the Master’s business, these instruments may not have been held to maturity.

8.	Liquidation of the Master:

Distribution of the Master’s Capital to the limited partners was made on November 1 and November 16, 2012.